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                         [NASL SERIES TRUST LETTERHEAD]




April 12, 1991

To whom it may concern:

This opinion is written in reference to the shares of beneficial interest, $.01 par value (the "Shares") of the Growth and Income Trust, Conservative Asset Allocation Trust, Moderate Asset Allocation Trust and Aggressive Asset Allocation Trust of NASL Series Trust, a Massachusetts business trust (the "Trust"), to be offered and sold pursuant to a Registration Statement
(no. 2-94157) (the "Registration Statement") filed by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. In accordance with Rule 24f-2 under Investment Company Act of 1940, as amended, the Registration Statement relates to an indefinite amount of shares.

I, as Assistant Counsel to NASL Series Trust, have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

       1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.

       2. The 10,000 shares of presently issued and outstanding beneficial shares of the Growth and Income Trust and outstanding shares of each of the Conservative, Moderate and Aggressive Asset Allocation Trusts have been duly authorized and legally issued and are fully paid and non-assessable.

       3. The Shares have been duly authorized and, when sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.




Very truly yours,


/s/ Christina M. Perrino
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Christina M. Perrino, Esq.